Exhibit 10.23


                                    March 9, 2005



Deep Field Technologies, Inc.
750 Highway 34
Matawan, NJ  07747

Attention:  Mark Meller, CEO

Re:   Deep Field Technologies, Inc. / Cornell Capital Partners, LP

Dear Mr. Meller:

This letter shall confirm that Conell Capital Patners, LP (herein "Cornell") has made a non-binding offer to Deep Field Technologies. Inc. (the "Company") to enter into a Standby Equity Distribution Agreement (the "SEDA") with the Company upon the terms detailed below:

     Commitment Amount: Cornellshall commit to purchase up to Ten Million Dollars ($10,000,000) (the "Commitment Amount") of the Company's common stock; (the "Common Stock") over the course of twenty-four (24) moms after an efective registration of the shares, (collectively referred to as the SEDA)

     Securities: Common Stock of the Company issued under the securities laws of they United States under Regulation D.

     Conditions: Cornell's commitment hereunder subject to (i) the negotiation, execution and delivery of definitive documentation with respect to the SEDA reasonably satisfactory to Cornell, (ii) obtain any necessary government approvals, (iii) satisfactory completion of due diligence review and (iv) the effectiveness of the Company's
     Registration Statement on Form SR-2 (SEC File No.       )

     Advance Notice Date: Date Cornell receives an Advance Notice requesting an Advance (individually referred to as an "Advance" collectively referred to as "Advances") by the Company for a portion of the SEDA.

     Advance Amount: The timing and amounts of the Advances shall be at the discretion of the Company. The maximum a ,mount of any Advance shall be Five Hundred Thousand Dollars ($500,000).

     Market Price: The lowest closing bid price of the Company's Common Stock duns the Pricing Period.

     Pricing Period: The five (5) consecutive trading day period beginning on the (1st) trading day after an Advance Notice Date.

     Purchase Price: The purchase price shall be set at ninety-ftve percent (95%) of the Market Price.

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     Advance Restriction:  There will be a minimum of seven (7) trading days between Advances. No Advance will be made until there is an effective registration steteme of the shares to be sold pursuant to the SEDA.

     Fees and Expenses: Upon the initial Advance and all subsequent Advances, Cornell shall receive directly from escrow cash compensation equal to six percent (6%) of the gross proceeds of the Advance.

     Furthermore, the Company shall issue to Cornell shares of the Company's common s in an amount equatl to one and one-half percent (1.5%) of the Company's outstanding Common Stock on a fully diluted basis, but excluding any shares of common Stock to be received by Comell under the terms of the SEDA.

     The Company shall issue to Yodwille Advisors Management LLC
     ("Yorkville") a number of shares equivalent to fifteen thousand dollars ($15,000) divided by the closing bid price of the Company's Common Stock an the first day the Company's Common Stock is traded on the Principal Market. On each Advance Date, the Company shall y to Yorkville a structuring fee of five hundred dollars ($500).

It is understood that this letter is a non-binding mutual expression of intent and no party has any obligation or agreement with, the other patty with respect to the subject matter of his letter.

                                    Very truly yours.


                                    CORNELL CAPITAL PARTNERS, LP


                                    ___________________________________
                                    David Gonzalez
                                    Managing Partner and General Counsel